WINNER MEDICAL REPORTS FIRST QUARTER FISCAL 2008 RESULTS

SHENZHEN, China, February 13, 2008 -- Winner Medical Group Inc. (OTC Bulletin Board: WMDG; “Winner Medical”), reported today the consolidated financial results for the first quarter of fiscal year 2008, ended December 31, 2007. The Company’s results are detailed in its form 10-Q, filed today with the United States Securities and Exchange Commission.

First Quarter 2008 Highlights

•	Consolidated net sales of $19.33 million, a 21.73% year-on-year increase

•	Gross profit increased by 21.83% over the first quarter fiscal 2007 to $4.80 million

•	Net income decreased 22.15% year-on-year to $1.16 million

•	Net income per share for the first quarter 2008 was $0.03 per basic and diluted share, compared to $0.03 per basic and diluted share for the first quarter fiscal 2007

•	Ramp-up of production and launch initiatives for higher-margin PurCottonTM Products

•	Revenue driven by increased orders from large European customers

•	Margin benefits from successfully executed price initiatives adversely impacted by currency exchange rates

Jianquan Li, Chairman and Chief Executive Officer of Winner Medical, remarked, “In the first quarter, we executed strong sales orders for our traditional products in Europe, the United States and China. We intend to continue our focus on fulfilling our larger clients’ requests for increasingly customized and higher-margin products. Given healthy customer acceptance of our successfully initiated pricing changes, our gross margin remained relatively stable in the first quarter compared with the same period last year, despite adverse reporting effects of the RMB appreciation against USD. Our net income from traditional products in the first quarter of 2008 increased by over 10% compared to the same period last year.”

Chairman Li continued, “Winner Medical plans to continue to leverage our innovative technology and introduce new PurCottonTM Products into the market. Now that the construction of our production facility is complete, we will focus on marketing the PurCottonTM Products in Japan, the U.S., Australia and China. After more than six months of marketing, promotion, and customer sampling, most of our initial customer targets are in the product confirmation and feedback stages. We expect customers in Japan to be among the first to place large orders for the PurCottonTM Products, and we are looking forward to seeing increased sales orders in this coming year.”

First Quarter 2008 Unaudited Financial Results

Revenue: Winner Medical reported first quarter fiscal 2008 consolidated net sales of $19.33 million, a 21.73% increase over the first quarter of fiscal 2007. First quarter fiscal 2008 consolidated gross profits increased by 21.83% over the first quarter of fiscal 2007 to $4.80 million. Strong revenue performance was driven by broad-based sales in all regions, particularly in Europe, and an increase in both the number and size of orders due to a strong demand environment and a 5% to 10% price increase across the majority of our product lines. Sales revenue from European customers was $8.91 million for the three months ended December 31, 2007, an increase of 46.55% compared to the same period last year. North America saw a 75.91% increase in sales revenue to $2.41 million. Europe and North America now account for 46.12% and 12.48% of total revenues, respectively.

Gross Profit: Gross profit increased by 21.83% to $4.80 million for the first quarter of fiscal 2008, from $3.94 million in the same period in fiscal 2007. Gross margin was 24.84% in the first quarter of fiscal 2008, a slight increase from 24.79% in the first quarter fiscal 2007. The gross margin remained stable due to unit price increases offsetting the impact of currency exchange rates.

Operating Expenses: Selling, general and administrative expenses increased by 43.26%, from $2.50 million in the first quarter of fiscal 2007 to $3.58 million in the first quarter fiscal 2008. During this first quarter, Winner Medical made an incremental investment of approximately $0.32 million for sales and marketing initiatives for PurCottonTM Products and for research and development for the PurCottonTM finished products. The Company’s transportation expenses, for both domestic transport of goods between production facilities and for the shipment of goods outside of China, increased due to increased oil costs.

Net income: For the first quarter of fiscal 2008, net income decreased by 22.15% to $1.16 million, or $0.03 per basic and diluted share, compared to net income of $1.49 million, or $0.03 per basic and diluted share, for the first quarter last fiscal year. The net income decrease is mainly attributable to the fixed expenses related to the commencement of trial production in a subsidiary’s new factory in Winner Huanggang, including depreciation, employee salaries and training, resulting in a net loss of approximately $0.23 million for the three months ended December 31, 2007. In the same period last year, when the Winner Huanggang factory was being constructed, the net loss was approximately $0.05 million. There was an approximately $0.32 million in aforementioned incremental investments in the PurCottonTM launch activities and further R&D investments for PurCottonTM finished products. In addition, the Company granted 1 million shares of restricted stock to its management and employees pursuant to the Company’s stock incentive plan on October 7, 2007; the apportion of expenses for the three months ended December 31, 2007 was approximately $0.13 million.

First Quarter 2008 Operational Highlights

Traditional products: Sales revenue and gross profit from traditional products increased by 21.73% and 21.83%, respectively, due to strong demand. The company successfully implemented a price increase ranging from 5% to 10% across the majority of our product lines, offsetting the impact of raising RMB values on operating costs.

PurCottonTM: Customers from the US, Japan, and Europe are undergoing factory and production system verification, and product quality testing. The Company has sent finished jumbleroll products, operation room towels and lap sponges, to hospitals for testing and validation.

Production Facilities / Distribution: Winner Medical’s subsidiary factory, Winner Huanggang, began trial production of PurCottonTM Products in the first fiscal quarter of 2008.

Customer Update: Winner Medical reported an increased proportion of sales originating Europe and the U.S.; this shift can be attributed to an increase of large-scale customized orders of the traditional line of products and successful marketing initiatives promoting the Winner Medical line as a complete procurement solution provider for customers in those regions. Sales to China, Japan and other regions remained stable.

2008 Guidance
The Company estimates that its revenue in fiscal year 2008 will range from $83 million to $85.8 million, an increase of 18% to 22% compared to fiscal year of 2007.

About Winner Medical

Winner Medical is a holding company comprised of eight wholly-owned operating subsidiaries and three joint venture factories. Winner Medical is primarily engaged in the development, manufacturing and distribution of high-quality cotton disposable medical dressings and disposable products. Winner Medical's products include medical care products, wound care products, home care products and PurCotton products, a nonwoven fabric made from 100% natural cotton. Winner Medical products are manufactured in China and sold domestically and abroad, in countries and areas such as Japan, Germany, Italy, the Netherlands, Australia, France, the United States, South America, Africa and the Middle East. Winner Medical is one of few Chinese companies licensed by the U.S. Food and Drug Administration to ship finished, sterilized products directly to the U.S. market. To learn more about Winner Medical, visit Winner Medical's web site www.winnermedical.com .

Forward-Looking Statements

This press release contains certain statements that may include "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding Winner Medical and its subsidiary companies' business strategy, plans and objective and statements of non-historical information. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although Winner Medical believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Winner Medical's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Winner Medical's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward- looking statements attributable to Winner Medical or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Winner Medical does not assume a duty to update these forward-looking statements.

Investor Relations Contacts:
Company - China
Peng Zhai
Investor Relations Specialist
Phone: +86 (755) 2806-6858
peng.zhai@winnermedical.com

Hong Kong
Ruby Yim
Taylor Rafferty
(852) 3196 3712
winnermedical@taylor-rafferty.com

United States
Delia Cannan
Taylor Rafferty
+1 212 889-4350
winnermedical@taylor-rafferty.com

Winner Medical Group Inc.
Consolidated Statements of Income and Comprehensive Income

	Three months ended December 31
	2007	2006
	(Unaudited)	(Unaudited)
	US$	US$

Net sales	19,325,599	15,880,770

Cost of sales	(14,526,018)	(11,944,126)
Gross profit	4,799,581	3,936,644

Other operating income, net	51,551	103,639
Selling, general and administrative expenses	(3,583,820)	(2,501,626)

Income from operations	1,267,312	1,538,657
Interest income	10,478	5,662
Interest expense	(100,659)	(72,259)
Share of undistributed earnings in an equity investee	24,529	56,546
Income before income taxes and minority interests	1,201,660	1,528,606

Income taxes	(64,857)	(28,399)
Income before minority interests	1,136,803	1,500,207

Minority interests	25,273	(5,637)
Net income	1,162,076	1,494,570

Other comprehensive income
Foreign currency translation difference	1,671,875	723,440

Comprehensive income	2,833,951	2,218,010

Net income per share
- basic	0.03	0.03
- diluted	0.03	0.03

Weighted average common stock outstanding
- basic	44,727,171	44,677,171
- diluted	44,852,550	44,685,504

Winner Medical Group Inc.
Consolidated Balance Sheets

	December 31	September 30
	2007	2007
	(Unaudited)	(Audited)
	US$	US$

ASSETS

Current assets:
Cash and cash equivalents	3,142,685	6,377,488
Accounts receivable, less allowances for doubtful accounts of US$41,988 and US$36,832 at December 31, 2007 and September 30, 2007, respectively	11,712,848	11,279,810
Amounts due from affiliated companies	468,164	405,919
Inventories	14,368,961	11,483,442
Prepaid expenses and other current assets	7,604,673	6,631,492
Income taxes recoverable	122,789	94,698
Deferred tax asset	197,510	192,088
Total current assets	37,617,630	36,464,937

Property, plant and equipment, net	49,173,346	46,827,013
Investment in an equity investee	1,450,079	1,425,550
Intangible assets, net	130,083	130,513
Prepaid expenses and deposits	255,894	246,578
Deferred tax assets	27,500	26,744
Total assets	88,654,532	85,121,335

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term bank loans	14,105,224	12,781,595
Accounts payable	5,560,520	7,305,581
Accrued payroll and employee benefits	1,615,069	1,299,342
Customer deposits	370,820	362,900
Other accrued liabilities	2,257,280	1,990,871
Amount due to a stockholder	201,626	41,809
Income taxes payable	361,318	303,592
Total current liabilities	24,471,857	24,085,690

Deferred tax liabilities	23,502	22,857
Total liabilities	24,495,359	24,108,547

Commitments and contingencies

Minority interests	172,315	191,131

Stockholders’ equity:
Common stock, par value $0.001 per share; authorized 495,000,000 stock, stock issued and outstanding December 31, 2007 - 44,727,171 shares; September 30, 2007 - 44,677,171 shares	44,727	44,677
Additional paid-in capital	30,591,747	30,260,547
Retained earnings	25,278,130	24,116,054
Statutory reserves	1,914,344	1,914,344
Accumulated other comprehensive income	6,157,910	4,486,035
Total stockholders’ equity	63,986,858	60,821,657
Total liabilities and stockholders’ equity	88,654,532	85,121,335